Exhibit 10.24

PROMISSORY NOTE

$67,304	December 31, 2005

For value received, Trinity3 Corporation promises to pay Shannon T. Squyres or order ***sixty-seven-thousand-three-hundred-four and 00/100*** dollars, in lawful money of the United States of America, payable in one installment, together with -0- interest per annum. The payment is to be upon demand. If the said installment is not so paid, the whole of said principal sum and interest is to become immediately due and collectible at the option of the holder of this note. And in case suit action is instituted to collect this note or any portion thereof, the Company promises to pay such additional sum as the Court may adjudge reasonable as attorney’s fees in said suit of action. This note supersedes all other notes.

Due: on demand

At: Orange County, CA
Dated: December 31, 2005

/s/ Steven D. Hargreaves
Steven D. Hargreaves
President, CFO and Director Trinity3 Corporation

/s/ Shannon T. Squyres
Shannon T. Squyres
CEO and Director Trinity3 Corporation

/s/ Jeffrey S. Willmann
Jeffrey S. Willmann
Director Trinity3 Corporation